The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated July 18, 2022

JPMorgan Chase Financial Company LLC	July 2022

          Pricing Supplement

Registration Statement Nos. 333-236659 and 333-236659-01

Dated July     , 2022

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

Equity-Linked Partial Principal at Risk Securities Based on the Value of the MSCI Europe Index due August 5, 2025

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The Equity-Linked Partial Principal at Risk Securities, which we refer to as the securities, will pay no interest and provide a minimum payment amount of only 95.00% of the stated principal amount at maturity. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus at least 103.20% of the appreciation of the underlying index from the initial index value to the final index value. However, if the underlying index has depreciated in value, at maturity investors will lose 1% for every 1% decline from the initial index value to the final index value, subject to the minimum payment amount of 95.00% of the stated principal amount. Investors may lose up to 5.00% of the stated principal amount of the securities at maturity. The securities are for investors who are concerned about principal risk, but seek an equity-based return and who are willing to risk 5% of their principal and forgo current income in exchange for repayment of at least 95.00% of the principal at maturity and the opportunity to earn a return reflecting at least 103.20% of the appreciation of the underlying index from the initial index value to the final index value. The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

SUMMARY TERMS
Issuer:		JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:		JPMorgan Chase & Co.
Underlying index:		MSCI Europe Index (Bloomberg ticker: MXEU Index)
Aggregate principal amount:		$
Payment at maturity:		If the final index value is greater than the initial index value, for each $10 stated principal amount security,
$10 + supplemental redemption amount
If the final index value is less than or equal to the initial index value
$10 × index performance factor, subject to the minimum payment amount
This amount will be less than the stated principal amount of $10 per security. However, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., under no circumstances will the securities pay less than the minimum payment amount of $9.50 per security at maturity.
Supplemental redemption amount:		$10 × participation rate × index percent increase, provided that the supplemental redemption amount will not be less than $0.
Index percent increase:		(final index value – initial index value) / initial index value
Participation rate:		At least 103.20%. The actual participation rate will be provided in the pricing supplement and will not be less than 103.20%.
Index performance factor:		final index value / initial index value
Minimum payment amount:		$9.50 per security (95.00% of the stated principal amount)
Initial index value:		The closing level of the underlying index on the pricing date
Final index value:		The closing level of the underlying index on the valuation date
Stated principal amount:		$10 per security
Issue price:		$10 per security (see “Commissions and issue price” below)
Pricing date:		July , 2022 (expected to price on or about July 29, 2022)
Original issue date (settlement date):		August , 2022 (3 business days after the pricing date)
Valuation date:		July 31, 2025, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement
Maturity date:		August 5, 2025, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement
CUSIP / ISIN:		48133E181 / US48133E1819
Listing:		The securities will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.25(2)	$9.70
$0.05(3)
Total	$	$	$
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $0.25 per $10 stated principal amount security. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount security.

If the securities priced today and assuming a maximum payment at maturity equal to the minimum listed above, the estimated value of the securities would be approximately $9.595 per $10 stated principal amount security. The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $9.20 per $10 stated principal amount security. See “Additional Information about the Securities — The estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement and “Risk Factors” beginning on page 5 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. 3-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021466/crt_dp139321-424b2.pdf

Underlying supplement no. 1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf

Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

JPMorgan Chase Financial Company LLC

Equity-Linked Partial Principal at Risk Securities Based on the Value of the MSCI Europe Index due August 5, 2025

Investment Summary

Equity-Linked Partial Principal at Risk Securities

The Equity-Linked Partial Principal at Risk Securities due August 5, 2025 Based on the Value of the MSCI Europe Index (the “securities”) provide investors with an opportunity to receive a return reflecting at least 103.20% (to be provided in the pricing supplement) of the positive performance of the underlying index while maintaining 1:1 downside exposure to any depreciation of the underlying index, subject to the minimum payment amount at maturity of $9.50 per security.

If the final index value is greater than the initial index value, the securities will pay the stated principal amount of $10 plus a supplemental redemption amount. The supplemental redemption amount provides at least 103.20% upside participation (e.g., assuming a participation rate of 103.20%, if the underlying index appreciates 10% from the initial index value to the final index value, the investor receives 100% of principal plus 10.32% at maturity) in the performance of the underlying index. If the final index value is equal to or less than the initial index value, the payment at maturity per security will be equal to or less than the $10 principal amount of securities by an amount proportionate to the decline in the underlying index as of the determination date, subject to the minimum payment amount of $9.50 per security. The securities do not pay interest, and all payments on the securities, including the payment of the minimum payment amount at maturity, are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co. Investors may lose up to 5.00% of the stated principal amount of their securities at maturity.

Maturity:	Approximately 36 months
Participation rate:	At least 103.20% (to be provided in the pricing supplement)
Minimum payment amount:	$9.50 per security. Investors may lose up to 5.00% of the stated principal amount of the securities at maturity.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the underlying index is an “Index.”

July 2022	Page 2

JPMorgan Chase Financial Company LLC

Equity-Linked Partial Principal at Risk Securities Based on the Value of the MSCI Europe Index due August 5, 2025

Key Investment Rationale

The securities offer at least 103.20% (to be provided in the pricing supplement) participation in the positive performance of the underlying index, while providing for a minimum payment at maturity of 95% of the stated principal amount. At maturity, if the underlying index has appreciated, investors will receive the stated principal amount of their investment plus at least 103.20% (to be provided in the pricing supplement) of the appreciation of the underlying index. At maturity, if the underlying index has depreciated, the investor will lose 1% for every 1% decline, subject to the minimum payment amount. Investors may lose up to 5.00% of the stated principal amount of the securities at maturity.

Minimum Payment Amount of 95% of Principal at Maturity	The securities provide for the minimum payment amount of 95% of principal if held to maturity.
Upside Scenario	The underlying index increases in value and, at maturity, the securities pay the stated principal amount of $10 plus a return equal to at least 103.20% of the index percent increase. The actual participation rate will be provided in the pricing supplement.
Par Scenario	The final index value is equal to the initial index value. In this case, at maturity, the securities pay the stated principal amount of $10 per security.
Downside Scenario	The underlying index declines in value and, at maturity, the securities pay an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decline of the final index value from the initial index value, subject to the minimum payment amount. For example, if the underlying index decreases in value by 2.50%, the securities will pay $9.75 per security, or 97.50% of the stated principal amount. Alternatively, if the underlying index decreases in value by 20%, the securities will pay an amount that is less than the stated principal amount by 5%, or $9.50 per security. The minimum payment amount is $9.50 per security, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

July 2022	Page 3

JPMorgan Chase Financial Company LLC

Equity-Linked Partial Principal at Risk Securities Based on the Value of the MSCI Europe Index due August 5, 2025

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per security
Participation rate:	103.20%* (which represents the lowest hypothetical participation rate)*
Minimum payment amount:	$9.50 per security
* The actual participation rate will be provided in the pricing supplement and will not be less than 103.20%.
Securities Payoff Diagram

How it works

▪	Upside Scenario. Under the hypothetical terms of the securities, if the final index value is greater than the initial index value, for each $10 principal amount security investors will receive the $10 stated principal amount plus a return equal to 103.20% of the appreciation of the underlying index over the term of the securities.
▪	If the underlying index appreciates 10%, investors would receive a 10.32% return, or $11.032 per security.
▪	Par or Downside Scenario. If the final index value is less than or equal to the initial index value, investors will receive an amount that is less than or equal to the stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index from the initial index value to the final index value, subject to the minimum payment amount of $9.50 per security.
▪	If the underlying index depreciates 2.50%, investors will lose 2.50% of their principal and receive only $9.75 per security at maturity, or 97.50% of the stated principal amount.
▪	If the underlying index depreciates 50%, investors will lose 5% of their principal and receive only $9.50 per security at maturity, or 95% of the stated principal amount.

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

July 2022	Page 4

JPMorgan Chase Financial Company LLC

Equity-Linked Partial Principal at Risk Securities Based on the Value of the MSCI Europe Index due August 5, 2025

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to the Securities Generally

▪	The securities do not pay interest and provide for a minimum payment amount of only 95% of your principal at maturity. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide a minimum payment amount of only 95.00% of your principal at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co. If the final index value has declined from the initial index value, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decline in the level of the underlying index, subject to the minimum payment amount. Accordingly, you could lose up to 5.00% of your principal.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the securities. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the securities. If these affiliates do not make payments to us and we fail to make payments on the securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.
▪	The final terms and estimated valuation of the securities will be provided in the pricing supplement. The final terms of the securities will be provided in the pricing supplement. In particular, each of the estimated value of the securities and the participation rate will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the securities based on the minimums for the estimated value of the securities and the participation rate.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as the estimated value of the securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the initial index value and the final index value and will calculate the
July 2022	Page 5

JPMorgan Chase Financial Company LLC

Equity-Linked Partial Principal at Risk Securities Based on the Value of the MSCI Europe Index due August 5, 2025

amount of payment you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the underlying index or calculation of the final index value in the event of a discontinuation or material change in method of calculation of the underlying index, may affect the payment to you at maturity.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the level of the underlying index and, as a result, could decrease the amount an investor may receive on the securities at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could potentially increase the level that the final index value must reach before you receive a payment at maturity that exceeds the issue price of the securities or so that you do not suffer a loss on your initial investment in the securities. Additionally, these hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the final index value and, accordingly, the amount of cash an investor will receive at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities. The estimated value of the securities is only an estimate determined by reference to several factors. The original issue price of the securities will exceed the estimated value of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates. The estimated value of the securities is determined by reference to internal pricing models of our affiliates. This estimated value of the securities is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than the estimated value of the securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The estimated value of the securities is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of
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JPMorgan Chase Financial Company LLC

Equity-Linked Partial Principal at Risk Securities Based on the Value of the MSCI Europe Index due August 5, 2025

the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.

▪	The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, the structuring fee, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing level of the underlying index, including:

o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility of the underlying index;
o	the time to maturity of the securities;
o	the dividend rates on the equity securities included in the underlying index;
o	interest and yield rates in the market generally;
o	the exchange rates and the volatility of the exchange rates between the European Union euro and each of the currencies in which the equity securities included in the underlying index trade and the correlation among those rates and the levels of the underlying index; and
o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

Risks Relating to the Underlying Index

▪	Investing in the securities is not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index or its component stocks. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.
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JPMorgan Chase Financial Company LLC

Equity-Linked Partial Principal at Risk Securities Based on the Value of the MSCI Europe Index due August 5, 2025

▪	Adjustments to the underlying index could adversely affect the value of the securities. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.
▪	The securities are subject to risks associated with securities issued by non-U.S. companies. The equity securities included in the underlying index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.
▪	The securities are subject to currency exchange risk. In order to calculate the level of the underlying index, the prices of the equity securities included in the underlying index are converted into U.S. dollars and those U.S. dollar prices are used to calculate the U.S. dollar level of the underlying index. The U.S. dollar level of the underlying index is then converted into euros by adjusting the U.S. dollar level of the underlying index to reflect the return on the exchange rate between the U.S. dollar and the euro since the inception of the euro on January 1, 1999. Accordingly, holders of the securities will be exposed to currency exchange rate risk with respect to the currencies in which securities included in the underlying index are traded relative to the U.S. dollar and with respect to the U.S. dollar relative to the euro. Your net exposure will depend on the extent to which the currencies in which securities included in the underlying index are traded strengthen or weaken against the U.S. dollar and the relative weights of those securities, as well as the extent to which the euro strengthens or weakens against the U.S. dollar. If, taking into account the relevant weights, the U.S. dollar strengthens against the currencies in which securities included in the underlying index are traded or if the euro strengthens against the U.S. dollar, the levels of the underlying index will be adversely affected and any payment on the securities may be reduced. Of particular importance to potential currency exchange risk are:
o	existing and expected rates of inflation;
o	existing and expected interest rate levels;
o	the balance of payments in the countries issuing those currencies, the other Eurozone countries and the United States and between each country and its major trading partners;

o	political, civil or military unrest in the countries issuing those currencies , the other Eurozone countries and the United States; and
o	the extent of government surpluses or deficits in the countries issuing those currencies, the other Eurozone countries and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies, the other Eurozone countries and the United States and other countries important to international trade and finance.

▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the securities. Governmental legislative and regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or the securities included in the underlying index, or engaging in transactions in them, and any such action could adversely affect the value of the securities or the underlying index. These legislative and regulatory actions could result in restrictions on the securities. You may lose a significant portion or all of your initial investment in the securities if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.
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JPMorgan Chase Financial Company LLC

Equity-Linked Partial Principal at Risk Securities Based on the Value of the MSCI Europe Index due August 5, 2025

MSCI Europe Index Overview

The MSCI Europe Index is a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of the developed markets in Europe. For additional information about the MSCI Europe Index, see “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement.

Information as of market close on July 15, 2022:

Bloomberg Ticker Symbol:	MXEU
Current Closing Level:	138.93
52 Weeks Ago (on 7/15/2021):	151.10
52 Week High (on 1/5/2022):	163.98
52 Week Low (on 7/5/2022):	134.58

The following table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the underlying index for each quarter in the period from January 1, 2017 through July 15, 2022. The graph following the table sets forth the daily closing levels of the underlying index during the same period. The closing level of the underlying index on July 15, 2022 was 138.93. We obtained the closing level information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical closing levels of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the underlying index on the valuation date. The payment of dividends on the stocks that constitute the underlying index are not reflected in its closing level and, therefore, have no effect on the calculation of the payment at maturity.

MSCI Europe Index	High	Low	Period End
2017
First Quarter	128.93	121.99	128.93
Second Quarter	133.83	127.12	128.08
Third Quarter	131.01	124.40	131.01
Fourth Quarter	133.95	129.04	131.41
2018
First Quarter	135.99	122.39	125.01
Second Quarter	133.99	123.89	128.08
Third Quarter	132.10	125.76	129.25
Fourth Quarter	129.51	111.49	114.20
2019
First Quarter	129.74	113.01	127.91
Second Quarter	132.07	124.47	129.77
Third Quarter	132.51	122.98	132.51
Fourth Quarter	140.93	127.21	139.60
2020
First Quarter	145.20	93.73	107.38
Second Quarter	124.82	103.86	119.94
Third Quarter	125.22	117.82	119.56
Fourth Quarter	132.94	113.28	132.10
2021
First Quarter	142.76	131.05	142.36
Second Quarter	152.42	143.15	150.07
Third Quarter	157.38	147.14	150.58
Fourth Quarter	162.27	149.30	161.67
2022
First Quarter	163.98	138.95	152.14
Second Quarter	154.53	134.80	136.63
Third Quarter (through July 15, 2022)	140.04	134.58	138.93

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JPMorgan Chase Financial Company LLC

Equity-Linked Partial Principal at Risk Securities Based on the Value of the MSCI Europe Index due August 5, 2025

MSCI Europe Index Historical Performance – Daily Closing Levels January 2, 2017 to July 15, 2022

180
160
140
120
100
80
60
40
20
0
Index Level
Jan-17
Jul-17
Jan-18
Jul-18
Jan-19
Jul-19
Jan-20
Jul-20
Jan-21
Jul-21
Jan-22
Jul-22
Source: Bloomberg

License Agreement. JPMorgan Chase & Co. or its affiliate has entered into an agreement with MSCI providing it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the MSCI Europe Index, which is owned and published by MSCI, in connection with certain securities, including the securities. For more information, see “Equity Index Descriptions — The MSCI Indices — License Agreement” in the accompanying underlying supplement.

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JPMorgan Chase Financial Company LLC

Equity-Linked Partial Principal at Risk Securities Based on the Value of the MSCI Europe Index due August 5, 2025

Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 100 securities
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the securities:

The estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value of the securities does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. For additional information, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The estimated value of the securities is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates” in this document.

The estimated value of the securities will be lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the securities may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The estimated value of the securities will be lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:	For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — Secondary market prices of the securities will be impacted by many
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JPMorgan Chase Financial Company LLC

Equity-Linked Partial Principal at Risk Securities Based on the Value of the MSCI Europe Index due August 5, 2025

economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of two years and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by our affiliates. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.”
Tax considerations:

Taxed as Contingent Payment Debt Instruments

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 3-II. Notwithstanding that the notes do not provide for the full repayment of their principal amount at or prior to maturity, our special tax counsel, Davis Polk & Wardwell LLP, is of the opinion that the notes should be treated as debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, our special tax counsel also believes that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. The remainder of this discussion assumes that the notes are contingent payment debt instruments. As discussed in the subsection entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement, you generally will be required to accrue original issue discount on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Upon the sale or exchange of a note (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange, and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of original issue discount you have accrued in respect of the note. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

The discussions in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Comparable Yield and Projected Payment Schedule

We will determine the comparable yield for the notes and will provide that comparable yield, and the related projected payment schedule, in the pricing supplement for the notes, which we will file with the SEC. If the notes had priced on July 13, 2022 and we had determined the comparable yield on that date, it would have been an annual rate of 4.81%, compounded semiannually. The actual comparable yield that we will determine for the notes may be higher or lower than 4.81%, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual Supplemental Redemption Amount, if any, that we will pay on the notes.

Supplemental use of proceeds and hedging:

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “How the Securities Work” in this document for an illustration of the risk-return profile of the securities and “MSCI Europe Index Overview” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to the estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

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JPMorgan Chase Financial Company LLC

Equity-Linked Partial Principal at Risk Securities Based on the Value of the MSCI Europe Index due August 5, 2025

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each security.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the securities will be made against payment for the securities on or about the original issue date set forth on the front cover of this document, which will be the third business day following the pricing date of the securities (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or subsection 73.3(1) of the Securities Act (Ontario) (the “OSA”), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations (“NI-33-103”).

Accordingly, by placing a purchase order for securities, each purchaser of securities in Canada will be deemed to have represented to the issuer, the guarantor and each agent and dealer participating in the sale of the notes that such purchaser:

•        is an “accredited investor” as defined in section 1.1 of NI 45-106 or subsection 73.3(1) of the OSA and is either purchasing the securities as principal for its own account, or is deemed to be purchasing the securities as principal by applicable law;

•        is a “permitted client” as defined in section 1.1 of NI 31-103 and, in particular, if the purchaser is an individual, he or she beneficially owns financial assets (as defined in section 1.1 of NI 45-106) having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds CAD$5,000,000;

•        is not a company or other entity created or being used solely to purchase or hold securities as an “accredited investor”; and

•        is not an “insider” of the issuer or the guarantor and is not registered as a dealer, adviser or otherwise under the securities laws of any province or territory of Canada.

The securities are being distributed in Canada on a private placement basis only and therefore any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Each of the issuer and the guarantor is not a reporting issuer in any province or territory in Canada and the securities are not listed on any stock exchange in Canada and there is currently no public market for the securities in Canada. Each of the issuer and the guarantor currently has no intention of becoming a reporting issuer in Canada, filing a prospectus with any securities regulatory authority in Canada to qualify the resale of the securities to the public, or listing its securities on any stock exchange in Canada. Canadian purchasers are advised to seek legal advice prior to any resale of the securities.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this document (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

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JPMorgan Chase Financial Company LLC

Equity-Linked Partial Principal at Risk Securities Based on the Value of the MSCI Europe Index due August 5, 2025

The issuer, the guarantor, the agents and the dealers are relying on the statutory exemption contained in section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), which provides that the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering are not applicable.

By purchasing securities, the purchaser acknowledges that the issuer, the guarantor, the agents and the dealers and their respective agents and advisers may each collect, use and disclose its name, telephone number, address, the number and value of any securities purchased and other specified personally identifiable information (the “personal information”), including the principal amount of securities that it has purchased and whether the purchaser is an “insider” of the issuer or the guarantor or a “registrant” for purposes of meeting legal, regulatory and audit requirements and as otherwise permitted or required by law or regulation. By purchasing securities, the purchaser consents to the foregoing collection, use and disclosure of the personal information pertaining to the purchaser.

Furthermore, by purchasing securities, the purchaser acknowledges that the personal information concerning the purchaser (A) will be disclosed to the relevant Canadian securities regulatory authorities and may become available to the public in accordance with the requirements of applicable securities and freedom of information laws and the purchaser consents to the disclosure of the personal information; (B) is being collected indirectly by the applicable Canadian securities regulatory authority under the authority granted to it in securities legislation; and (C) is being collected for the purposes of the administration and enforcement of the applicable Canadian securities legislation. By purchasing securities, the purchaser shall be deemed to have authorized such indirect collection of the personal information by the relevant Canadian securities regulatory authorities.

Questions about the indirect collection of personal information should be directed to the securities regulatory authority in the province of the purchaser, using the following contact information: in British Columbia, the British Columbia Securities Commission can be contacted at P.O. Box 10142, Pacific Center, 701 West Georgia Street, Vancouver, British Columbia V7Y 1L2 or at (604) 899-6500 or 1-800-373-6393; in Alberta, the Alberta Securities Commission can be contacted at Suite 600, 250 – 5th Street SW, Calgary, Alberta T2P 0R4 or at (403) 297-6454 or 1-877-355-0585; in Saskatchewan, the Financial and Consumer Affairs Authority of Saskatchewan can be contacted at Suite 601 – 1919 Saskatchewan Drive, Regina, Saskatchewan S4P 4H2 or at (306) 787-5842; in Manitoba, The Manitoba Securities Commission can be contacted at 500 – 400 St. Mary Avenue, Winnipeg, Manitoba R3C 4K5 or at (204) 945-2561 or 1-800-655-5244; in Ontario, the Ontario Securities Commission can be contacted at 20 Queen Street West, 22nd Floor, Toronto, Ontario M5H 3S8 or at (416) 593-8314 or 1-877-785-1555; in Québec, the Autorité des marchés financiers can be contacted at 800, Square Victoria, 22e étage, C.P. 246, Tour de la Bourse, Montréal, Québec H4Z 1G3 or at (514) 395-0337 or 1-877-525-0337; in New Brunswick, the Financial and Consumer Services Commission (New Brunswick) can be contacted at 85 Charlotte Street, Suite 300, Saint John, New Brunswick E2L 2J2 or at (506) 658-3060 or 1-866-933-2222; in Nova Scotia, the Nova Scotia Securities Commission can be contacted at Suite 400, 5251 Duke Street, Duke Tower, P.O. Box 458, Halifax, Nova Scotia B3J 2P8 or at (902) 424-7768; in Prince Edward Island, the Prince Edward Island Securities Office can be contacted at 95 Rochford Street, 4th Floor Shaw Building, P.O. Box 2000, Charlottetown, Prince Edward Island C1A 7N8 or at (902) 368-4569; and in Newfoundland and Labrador, the Director of Securities of the Government of Newfoundland and Labrador’s Financial Services Regulation Division can be contacted at P.O. Box 8700, Confederation Building, 2nd Floor, West Block, Prince Philip Drive, St. John's, Newfoundland and Labrador A1B 4J6 or at (709) 729-4189; and (b) has authorized the indirect collection of the personal information by the securities regulatory authority or regulator in the local jurisdiction.

The purchaser acknowledges that each of the issuer and the guarantor is an entity formed under the laws of a jurisdiction outside of Canada. Some or all of the managers and officers of the issuer or the guarantor may be located outside Canada and, as a result, it may not be possible for purchasers to effect service of process within Canada upon such entity or such persons. All or a substantial portion of the assets of each of the issuer and the guarantor may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment in Canada against the issuer, the guarantor or their respective directors and officers or to enforce a judgment obtained in Canadian courts against the issuer, the guarantor or such persons outside of Canada. The securities will not be governed by the laws of any province or territory of Canada. Accordingly, it may not be possible to enforce securities in accordance with their terms in a Canadian court.

This document does not address the Canadian tax consequences of ownership of securities. Prospective purchasers should consult their own tax advisors with respect to the Canadian and

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JPMorgan Chase Financial Company LLC

Equity-Linked Partial Principal at Risk Securities Based on the Value of the MSCI Europe Index due August 5, 2025

other tax considerations applicable to them.
Supplemental information about the form of the securities:	The securities will initially be represented by a type of global security that we refer to as a master note. A master note represents multiple securities that may be issued at different times and that may have different terms. The trustee and/or paying agent will, in accordance with instructions from us, make appropriate entries or notations in its records relating to the master note representing the securities to indicate that the master note evidences the securities.
Where you can find more information:

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these securities are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. 3-II dated November 4, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320021466/crt_dp139321-424b2.pdf

• Underlying supplement no. 1-II dated November 4, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf

• Prospectus supplement and prospectus, each dated April 8, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

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